                                                                   Exhibit 99.1

                      KFx INC. COMPLETES LICENSE AGREEMENT

DENVER, CO, DECEMBER 21, 2004 -- KFx Inc. (Amex: KFX) today announced that its subsidiary, K-Fuel, L.L.C, has entered into a license agreement with Cook Inlet Coal LLC, (CIC) an affiliate of Kanturk Partners, LLC.

         Under the agreement, CIC has licensed the K-Fuel(TM) proprietary coal processing technology for use at a coal processing plant to be built and operated by CIC. K-Fuel(TM) will be paid a nonrefundable technology access fee of $7.5 million within five business days of the agreement's signing, and the agreement also provides for additional payments as, and if, construction milestones are reached and the plant becomes operational.

         KFx filed a Form 8-K today with the SEC containing further details on the transaction.

ABOUT KFX
---------
         KFx provides solutions to help coal-burning industries increase energy production while meeting emissions standards. The Company's mission is to deploy its patented K-Fuel(TM) technology to transform abundant U.S. reserves of sub-bituminous coal and lignite into cleaner, more affordable, more efficient energy supplies. For more information on KFx, visit www.kfx.com.

FORWARD LOOKING STATEMENTS
--------------------------
         This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about possible future payments to KFx from CIC. There are substantial risks to successful completion of the milestones, which would entitle KFx to additional payments. The Company's business is subject to significant risks, including those risks identified from time to time in KFx's filings with the Securities and Exchange Commission, which are available through EDGAR at www.sec.gov. KFx assumes no obligation to update the forward-looking statements.

                                       ###

Contact:      Michele Clarke
              Brainerd Communicators, Inc.
              212-986-6667